Exhibit 4.2

MONDELĒZ INTERNATIONAL, INC.

OFFICERS’ CERTIFICATE

January 21, 2016

Reference is made to (i) Section 301 of the Indenture dated as of March 6, 2015 (the “Indenture”), by and between Mondelēz International, Inc., a Virginia corporation (the “Company”), and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), (ii) the Terms Agreement dated January 13, 2016 (the “Terms Agreement”), which incorporates the Amended and Restated Underwriting Agreement dated February 28, 2011 (the “Underwriting Agreement”), by and among the Company and BNP Paribas, Deutsche Bank AG, London Branch and Merrill Lynch International, as representatives of the underwriters named therein, relating to the offer and sale by the Company of €700,000,000 aggregate principal amount of its 1.625% Notes due 2023 (the “Notes”).

Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be.

The undersigned VP, Investor Relations and Treasurer, in the case of Dexter Congbalay, and Vice President and Corporate Secretary, in the case of Carol J. Ward, of the Company, hereby certify that the VP, Investor Relations and Treasurer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:

(a)	Title: 1.625% Notes due 2023.

(b)	Principal Amount: €700,000,000 aggregate principal amount. Principal payments in respect of the Notes shall be made in euro.

(c)	Interest: Interest on the Notes is payable annually on January 20 of each year, commencing on January 20, 2017, to persons in whose name a Note is registered at the close of business on the business day before the relevant interest payment date (or to the applicable depositary, as the case may be). The Notes will bear interest at a rate per annum of 1.625%. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or January 21, 2016, if no interest has been paid on the Notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest payments in respect of the Notes shall be made in euro.

(d)

Form and Denominations: Fully-registered book-entry form, as a Registered Security, only, represented by one or more permanent Global Securities registered with BT Globenet Nominees Limited as nominee of Deutsche Bank AG, London Branch, the common depositary (the “Depositary”) for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), in denominations of €100,000 (one hundred thousand euro) and integral multiples of €1,000 (one thousand euro) in excess thereof. The Company shall issue the Notes in definitive form in exchange for the applicable Global Securities if the Depositary is at any time unwilling or unable to continue as depositary for any of the Global Securities and a successor depositary is not appointed by the Company within 90 days or if an Event of Default has occurred with regard to the Notes represented by the Global Securities and has not been cured or waived. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the Global Securities and, in that event, shall issue the Notes in definitive form in exchange for the Global Securities. In any such instance, a Holder of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of the Notes represented by the Global Securities equal in principal amount to such beneficial interest and to have such Notes registered in its name. The Notes so issued in definitive form shall be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, unless otherwise specified by the Company. Definitive Notes may be transferred by presentation for registration to the Registrar and Transfer Agent at its office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Registrar and Transfer Agent duly executed by the Holder or the Holder’s attorney duly authorized in writing. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

(e)	Maturity: The Notes will mature on January 20, 2023.

(f)	Optional Redemption: (i) Prior to October 20, 2022, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the Global Securities representing the Notes attached hereto as Exhibit A) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the Treasury Rate (as defined in the Global Securities representing the Notes attached hereto as Exhibit A) plus 25 basis points plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, and (ii) on or after October 20, 2022, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time (in €1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date, in each case as set forth in the Global Securities representing the Notes attached hereto as Exhibit A. All payments of principal, interest and premium pursuant to the Optional Redemption provisions shall be in euro.

(g)	Redemption for Tax Reasons: The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the Global Securities representing the Notes attached hereto as Exhibit A. All payments of principal, interest and premium pursuant to the Redemption for Tax Reasons shall be in euro.

(h)	Payments in U.S. Dollars: If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until such currency is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars by the Company on the basis of the most recently available Market Exchange Rate for the euro, as determined by the Company. Any payments in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes (or, if not certified, as otherwise determined) by the Federal Reserve Bank of New York. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for the euro, in each case as certified by the Company to the Trustee and the Paying Agent pursuant to an Officers’ Certificate at least five Business Days prior to such payment date.

(i)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement dated January 13, 2016 under the caption “Description of Notes—Change of Control.”

(j)	Payment of Additional Amounts: The payment of additional amounts with respect to the Notes shall be as set forth in the Global Security representing the Notes attached hereto as Exhibit A. If the Company is required to pay additional amounts with respect to the Notes, the Company shall notify the Trustee and the Paying Agent pursuant to an Officers’ Certificate that specifies the additional amounts payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate, the Trustee and the Paying Agent shall be fully protected in assuming that no such additional amounts are payable.

(k)	Sinking Fund: None.

(l)	Conversion or Exchange: The Notes will not be convertible or exchangeable into other securities of the Company or another Person.

(m)	Place of Payment; Transfer, Registration and Exchange; Notices and Demands: Payments of principal and interest on the Notes will be made as set forth in the Global Securities representing the Notes attached hereto as Exhibit A. Transfer, registration and exchange of the Notes will be made as set forth in the Global Securities representing the Notes attached hereto as Exhibit A. Any notice required to be given under the Notes to the Company or the Trustee, Paying Agent, Registrar or Transfer Agent under Section 105 of the Indenture shall be in English in writing and shall be delivered in person, sent by pre-paid post (first class if domestic, first class airmail if international) or by facsimile addressed to:

The Company:	Mondelēz International, Inc. Three Parkway North Deerfield, Illinois 60015 United States Email: william.whisler@mdlz.com Fax: +1 (847) 943 4903 Attention: William Whisler, Assistant Treasurer

The Trustee, Paying Agent, Registrar, Transfer Agent and Authentication Agent:	Deutsche Bank Trust Company Americas 60 Wall Street, 16th floor New York, New York 10005 United States Fax: +1 (732) 578 4635 Attention: Corporates Team / Mondelēz International, Inc.

Any notice required to be given under the Notes to Holders shall be in accordance with the procedures of the applicable depositary.

(n)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

(o)	Trustee, Paying Agent, Registrar, Transfer Agent and Authentication Agent: Deutsche Bank Trust Company Americas.

(p)	Form of Notes: Attached as Exhibit A to this Officers’ Certificate delivered in connection with the delivery of the Notes. The further terms of the Notes shall be as set forth in the Prospectus Supplement dated January 13, 2016 and Exhibit A hereto.

(q)	Price to Public: 99.301% of the principal amount of the Notes, plus accrued interest, if any, from January 21, 2016.

(r)	Guarantees: The Notes shall not be issued with Guarantees.

(s)	Miscellaneous: (i) The terms of the Notes shall include such other terms as are set forth in the form of Notes attached hereto as Exhibit A and in the Indenture. In addition, the Global Securities for the Notes shall include the following language: “To the extent the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.” (ii) Paragraph 6 of Section 303 of the Indenture shall not apply in respect of the Notes; the Depositary shall not be required to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or any other applicable statute or regulation. (iii) In addition to the provisions of Section 1002 of the Indenture, the Company undertakes that, to the extent permitted by law, the Company will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

IN WITNESS WHEREOF, the undersigned VP, Investor Relations and Treasurer, and Vice President and Corporate Secretary, respectively, of the Company, have executed this Certificate as of the date first written above.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Dexter Congbalay
Name:	Dexter Congbalay
Title:	VP, Investor Relations and Treasurer

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

[Officers’ Certificate under Section 301 of the Indenture]